Exhibit 10.23

Executive Employment Agreement

This Executive Employment Agreement (“Agreement”) is entered into this 9th day of November, 2004 by and between Axesstel, Inc. (“Axesstel” or the “Company”) and Mike H.P. Kwon (“Executive”). The parties hereto agree as follows:

1. Effective Date. This Agreement shall be deemed to have been entered into as of November 1, 2004 (the “Effective Date”).

2. Position and Duties. During the term of his employment with the Company, Executive shall be employed as Axesstel’s Chief Executive Officer. Executive shall have such duties and responsibilities as are reasonably and customarily associated with such position. Executive shall devote substantially all of his business time and efforts to the business of the Company, and shall diligently and faithfully perform his duties on behalf of the Company. Executive shall comply with all of the Company’s policies and procedures.

3. Board Seat. So long as Executive serves as Axesstel’s Chief Executive Officer, Axesstel shall include Executive on the recommended slate of directors nominated for election at each annual meeting of Axesstel’s shareholders. Upon the termination of Executive’s employment, the Company’s obligation to nominate Executive as a director shall cease. If Executive’s employment is terminated by the Company for Cause, or if Executive resigns his employment with the Company for Good Reason, then Executive shall resign from the Board of Directors effective as of the date of such termination.

4. Base Salary. Executive shall be paid an annual base salary of $265,000 (the “Base Salary”). Upon completion of a firmly underwritten public offering of the Company’s common stock, the Base Salary shall increase to $310,000. The Base Salary shall be paid in accordance with the Company’s standard payroll schedule. Increases to the Base Salary shall be reviewed on at least an annual basis by the Board of Directors. The Base Salary shall not be reduced without Executive’s written consent.

5. Bonus. Executive shall be eligible for an annual performance bonus under the terms of the Company’s incentive compensation plans that may be adopted from time to time by the Compensation Committee of the Board of Directors (the “Bonus”).

6. Vehicle allowance. Executive shall receive $1,490 per month as a vehicle allowance.

7. Vacation. Executive shall be entitled to four (4) weeks’ paid vacation per year.

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8. Stock Options. In consideration of employment, Executive has been granted a stock options for a total of 724,939 shares of the Company’s Common Stock (the “Option”), pursuant to Stock Option Agreements executed by the Executive (the “Stock Option Agreement”). 620,439 of the Options vested in full upon acquisition of Axesstel, Inc., a California corporation by Miracom Industries, Inc. on August 22, 2002. The remaining shares subject to the Option vest on a quarterly basis in equal installments over a period of three (3) years measured from the date of grant. Additional stock options and/or other equity awards in favor of Executive shall be determined at the discretion of the Compensation Committee of the Board of Directors.

9. Fringe Benefits. Executive shall be entitled to participate fully in any and all benefit plans, programs and policies which Axesstel establishes generally for its employees and/or executives, including but not limited to medical insurance, dental insurance, vision insurance, disability insurance, life insurance, pension and retirement benefits, stock option or stock purchase plans, and similar benefits. Additionally, the Company shall obtain and maintain one or more life insurance policies on the life of the Executive with an aggregate death benefit of $5,000,000, with beneficiary(ies) as designated by the Executive. Executive shall submit to any application process, including medical testing, requested by the Company or any applicable insurance provider.

10. Expenses. Axesstel shall pay or reimburse Executive for all reasonable business expenses which he incurs in connection with his employment, including but not limited to travel, entertainment, equipment and office expenses, in accordance with the Company’s policies and procedures (including but not limited to submission of expense reports and supporting documentation as reasonably required by the Company).

11. Termination. Executive’s employment with Axesstel is “at-will” and may be terminated by the Company or by Executive at any time for any reason, with or without cause. Except for a termination for “Cause” by the Company or “Good Reason” by Executive (both of which are defined below), each party must give the other at least 30 days’ written notice of termination. If Axesstel terminates Executive’s employment without Cause, or if Executive terminates his employment for Good Reason, then Axesstel shall be obligated pay the Severance Benefits (as defined below) to Executive.

12. Cause. For purposes of this Agreement, “Cause” shall mean any one of the following: (a) Executive’s death; (b) Executive’s permanent disability rendering him unable to perform his duties for a continuous period of ninety consecutive days due to physical or mental incapacity; (c) Executive’s conviction of a felony; (d) acts of moral turpitude, including one or more acts of dishonesty by the Executive in relation to Executive’s scope of responsibility; (e) acts of sexual harassment and other harassment (on the basis of gender, race, age or other proscribed factors) by the Executive; (f) Executive’s abuse of alcohol, drugs or illegal substances which interferes with his ability to perform his duties; (g) other willful conduct or gross negligence on the part of Executive which causes substantial and material damage to Axesstel’s business; or (h) material breach of the Innovations Agreement defined in Section 16 below;

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provided that (with respect to subsections (e), (f), (g) and (h) of this section) before terminating Executive’s employment, if the alleged condition, action or omission constituting “Cause” is capable of being cured, Axesstel shall give Executive at least 30 days’ written notice specifying the factual basis for the termination and providing Executive the opportunity to cure the alleged cause for termination, and if Executive does cure, the termination shall not be effective.

13. Good Reason. For purposes of this Agreement, “Good Reason” shall mean any one of the following: (a) a material reduction in Executive’s duties, responsibilities or authority with the Company unless the Executive has agreed to such reduction in writing, (b) a reduction in the Executive’s Base Salary unless the Executive has agreed to such reduction in writing, (c) a relocation of Executive’s principal workplace outside of San Diego County, California unless the Executive has agreed to such relocation in writing, or (d) any material breach by the Company of any provision of this Agreement; provided that (with respect to subsections (a) and (d) of this section) before terminating Executive’s employment, if the alleged condition, action or omission constituting “Good Reason” is capable of being cured, Executive shall give Axesstel at least 30 days’ written notice specifying the factual basis for the termination and providing Axesstel the opportunity to cure the alleged cause for termination, and if Axesstel does cure, the termination shall not be effective.

14. Severance Benefits. For purposes of this Agreement, “Severance Benefits” shall mean (i) Axesstel shall make a lump-sum payment to Executive in an amount to equal eighteen months’ Base Salary at the level in place at the time of termination (less appropriate employment tax withholdings), and (ii) all unvested Options, other stock options and other equity awards granted by the Company to Executive shall immediately vest in full and become immediately exercisable, all restrictions or rights of repurchase relating to such stock options and other equity awards shall be waived, and such stock options and other equity awards shall remain outstanding and exercisable for the remainder of the respective term of each such award. In order to obtain the Severance Benefits, Executive shall execute a release and waiver of all claims against the Company (other than claims for unpaid compensation, fringe benefits, stock options or other equity awards, and indemnification). Severance Benefits shall be payable only as required by Section 11.

15. Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company pursuant to Section 14 or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest

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applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the order of payments the Executive elects in writing. The Company’s principal independent auditors engaged to audit the Company’s financial statements or such other independent auditors agreed to by the Company and Executive will make all determinations hereunder and shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within thirty (30) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or the Executive. If the auditors determine that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, the auditors shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the auditors’ determinations, which shall be final and binding on all persons.

16. Proprietary Information and Inventions. Executive agrees to abide by the Employee Innovations and Proprietary Rights Assignment Agreement between Executive and the Company (the “Innovations Agreement”) which is incorporated herein by reference.

17. Indemnification Agreement. Executive shall have the indemnification rights and benefits set forth in the Indemnification Agreement dated as of August 3, 2004 between Executive and the Company (the “Indemnification Agreement”) which is incorporated herein by reference. In the event there is a bona fide dispute regarding the Executive’s rights of indemnity or benefits under the Indemnification Agreement, Company’s inaction or failure to provide such rights or benefits to Executive during the time period in which the issue is in dispute shall not constitute Good Reason under Section 13.

18. Return of Property. Upon termination of employment, Executive shall promptly return to the Company all equipment, documents, and other property belonging to the Company.

19. Notice. Every notice required by this Agreement shall be given in writing by serving such notice on the party to whom it is addressed by means of personal delivery, delivery by a nationally recognized overnight carrier, or certified mail (with return receipt requested), at the address set forth below or at such other address as may hereafter be designated by future notice:

If to Axesstel:	Axesstel, Inc.
Attention: General Counsel
6815 Flanders Drive, Suite 210
San Diego, CA 92121

If to Executive:	Mike H.P. Kwon
16636 Artesian Trail
San Diego, California 92127

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Notice shall be effective on the date of delivery or receipt.

20. Successors and Assigns. This Agreement will be binding upon the Company’s successors and assigns, including any entity that acquires all or substantially all of the assets or business of the Company. Executive may not assign this Agreement or any rights or obligations hereunder.

21. Applicable Law. This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of law provisions.

22. Arbitration. Any dispute regarding an alleged breach of this Agreement or arising out of this Agreement shall be resolved through final and binding arbitration as the exclusive means of resolving such disputes. The arbitration shall be heard by a single arbitrator and shall take place in San Diego County, California. The arbitrator shall be selected from the JAMS/San Diego panel of arbitrators. The arbitration shall be conducted in accordance with that set of published rules and procedures of JAMS then in effect, that are most applicable to the dispute in question. The cost of the arbitration shall be borne by the Company. The parties shall have all rights of discovery available to civil litigants in court proceedings in California. The arbitrator shall have the jurisdiction and power to hear and determine all motions to compel discovery, to impose related sanctions, and to make related orders, in the same manner as a judge. The prevailing party in the arbitration shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection with the arbitration. The arbitrator shall issue a written decision and award. The decision and award of the arbitrator shall be final and binding. The arbitrator’s decision and award may be enforced and Judgment on the award may be entered by a court of competent jurisdiction.

23. Captions. The subject headings used in this Agreement are included for convenience only, and shall not affect the construction or interpretation of any provisions of the Agreement.

24. Invalid Provisions. If any provision of this Agreement is for any reason declared invalid, void or unenforceable by an arbitrator or court of competent jurisdiction, the validity and binding effect of the remaining provisions shall not be affected, and the remaining provisions of this Agreement shall remain in full force and effect as if the Agreement had been executed without the invalid, void or unenforceable provisions.

25. Entire Agreement. The parties acknowledge and agree that this Agreement, along with the Stock Option Agreement and the Innovations Agreement and the Indemnification Agreement, supersedes any and all prior and contemporaneous written or oral agreements

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between Executive and the Company and contains the entire agreement of the parties on the subject matter thereof. Accordingly, the parties agree that the letter agreement between the Company and Executive dated July 15, 2000 setting forth the terms of the offer of employment to the Executive and the contract titled “Agreement” between the Company and Executive dated July 16, 2000 concerning generally the subject matter addressed in the Innovations Agreement are superseded and cease to have any further force or effect.

26. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by Executive and an authorized representative of the Company’s Board of Directors.

27. No Waiver. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

28. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

AXESSTEL, INC.		EXECUTIVE

By:	/s/ Helen Chao	By:	/s/ Mike H.P. Kwon
	Name: Helen Chao		Mike H.P. Kwon
Title: General Counsel

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